EXHIBIT 2.2

ASSET PURCHASE AGREEMENT
among
LVE ENERGY PARTNERS, LLC,
ECHELON RESORTS LLC
and
BOYD GAMING CORPORATION

March 1, 2013

CH2\12311443.25

TABLE OF CONTENTS*

CH2\12311443.25

ARTICLE V	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASERS	27
5.1	Organization	27
5.2	Authorization; Validity of Agreement	27
5.3	Consents and Approvals; No Violations	28
5.4	Litigation	28
5.5	No Default; Compliance with Applicable Laws	28
5.6	Brokers or Finders	28

ARTICLE VI	COVENANTS	29
6.1	Further Assurances	29
6.2	Consents	29
6.3	[Reserved.]	29
6.4	Delivery and Maintenance of Purchased Assets	29
6.5	[Reserved.]	30
6.6	Publicity; Confidentiality	30
6.7	Transfer Taxes	31
6.8	Financial Statements	31

ARTICLE VII	CONDITIONS	31
7.1	Conditions to the Obligations of Purchasers	31
7.2	Conditions to the Obligations of Seller	32

ARTICLE VIII	INDEMNIFICATION	33
8.1	Indemnification	33
8.2	Notice and Opportunity to Defend	36
8.3	Tax Treatment of Indemnity Payments	38
8.4	Exclusivity of Indemnification Remedies Following Closing	38

ARTICLE IX	TERMINATION	38
9.1	Termination	38
9.2	Procedure and Effect of Termination	39

ARTICLE X	MISCELLANEOUS	40
10.1	Amendment and Modification	40
10.2	Notices	40
10.3	Counterparts; Delivery	42
10.4	Entire Agreement; Third-Party Beneficiaries	43
10.5	Severability	43
10.6	Governing Law	43
10.7	Jurisdiction	43
10.8	Service of Process	43

CH2\12311443.25

10.9	Recovery of Fees by Prevailing Party	43
10.10	Specific Performance	44
10.11	Assignment	44
10.12	Expenses	44
10.13	Headings	44
10.14	Waivers	44
10.15	Schedules and Exhibits	44
* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K; a copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

CH2\12311443.25

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 1, 2013, among LVE Energy Partners, LLC, a Nevada limited liability company (“Seller”), Echelon Resorts LLC, a Nevada limited liability company (“Echelon”), and Boyd Gaming Corporation, a Nevada corporation (“Boyd Gaming”). Echelon and Boyd Gaming are each sometimes referred to herein individually as a “Purchaser” and together as the “Purchasers.” Seller, Echelon and Boyd Gaming are each sometimes referred to herein individually as a “Party” and together as the “Parties.”
WHEREAS, Echelon is engaged in the development, financing, construction and operation of a multi-use resort project consisting of hotels, a casino, restaurants, bars, pools, theatres and a retail promenade and exposition space to be located on the site of the former Stardust Hotel Casino in Las Vegas (“Echelon Place Project”);
WHEREAS, Seller is engaged in the design, development, construction, ownership and operation of the Seller’s Initial System (as defined herein) on the site of the Echelon Place Project for the provision of heating, cooling, electric energy and other energy-related services to Echelon and other principal tenants at the Echelon Place Project;
WHEREAS, Seller and Purchasers entered into a letter agreement (the “Purchase Option Letter Agreement”), dated March 4, 2011, as amended by that amendment dated January 27, 2013 (the “Option Amendment”), providing Purchasers an option to purchase, during the 2013 Option Period (as defined in the Option Amendment), all of the assets of Seller, other than the Excluded Assets (as defined herein) as set forth in this Agreement (the “Purchase Option”);
WHEREAS, Purchasers have determined to exercise the Purchase Option and have, pursuant to the Purchase Option Letter Agreement, delivered the requisite notice to Seller that Purchasers are exercising the Purchase Option;
WHEREAS, pursuant to this Agreement, Purchasers desire to purchase from Seller, and Seller desires to sell to Purchasers, the Purchased Assets, upon the terms and conditions set forth in this Agreement;
WHEREAS, pursuant to the Omnibus Termination and Release Agreement in the form attached hereto as Exhibit A (the “Omnibus Termination Agreement”), the Parties shall terminate, or cause their Affiliates to terminate, effective as of the Closing Date, the agreements specified therein;
WHEREAS, pursuant to the ESA Performance Guaranty Termination and Release Agreement in the form attached as Exhibit B (the “ESA Performance Guaranty Termination and Release Agreement”), the parties to each of the agreements specified therein shall terminate and release the obligations under, or arrange for the termination of and release of obligations under, such agreements;

CH2\12311443.25

WHEREAS, pursuant to the Lender Pay-Off, Termination and Release Agreement in the form attached hereto as Exhibit C (the “Lender Pay-Off, Termination and Release Agreement”), Seller, the Purchasers and SMBC shall agree to the matters set forth therein; and
WHEREAS, Seller shall arrange for DCO and its Affiliates (other than the Seller) to assign all of their rights, title an interest in each the permits each of them may have immediately before the Closing with respect to the Echelon Place Project to Echelon pursuant to an Assignment Agreement between DCO and Echelon, to be effective as of the Closing Date (the “DCO Assignment Agreement”);
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS

1.1    Specific Definitions. As used in this Agreement, the following terms have the following meanings:
(a)    “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act, and with respect to Seller also shall include DCO and South Jersey Industries and each of their Affiliates.
(b)    “Agreement” has the meaning set forth in the Preamble.
(c)    “Allocation Schedule” has the meaning set forth in Section 3.4.
(d)    “Applicable Law” means any federal, state, local or foreign Order, writ, judgment, decree, injunction, law (including common law), statute, ordinance, order, directive, rule or regulation applicable to Seller or any of its properties or assets.
(e)    “Assignment and Assumption Agreement” has the meaning set forth in Section 3.3(a)(v).
(f)    “Assumed Liabilities” has the meaning set forth in Section 2.4.
(g)    “Audited Financial Statements” has the meaning set forth in Section 4.3(a).
(h)    “Balance Sheet Date” has the meaning set forth in Section 4.3(a).
(i)    “Benefit Plans” means any employee benefit plans or arrangements, including employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, supplemental retirement plans, stock option plans, bonus or profit sharing plans, stock

CH2\12311443.25

appreciation rights plans, stock purchase plans, medical, hospitalization, life, disability and other insurance plans, severance or termination pay plans and policies, vacation policies, life insurance arrangements, employment agreements, retention agreements, severance agreements and change in control agreements, whether or not described in Section 3(3) of ERISA.
(j)    “Boyd Gaming” has the meaning set forth in the Preamble.
(k)    “Boyd Gaming Limited Guaranty” means that Limited Guaranty, dated as of December 20, 2007, granted by Boyd Gaming to SMBC, as Collateral Agent under the Credit Agreement.
(l)     “Business Day” means a day, other than a Saturday or a Sunday, on which banking institutions in Las Vegas, Nevada and New York City, New York are required to be open.
(m)    “CERCLA” has the meaning set forth in Section 4.14(a).
(n)    “Closing” has the meaning set forth in Section 3.2.
(o)    “Closing Date” has the meaning set forth in Section 3.2.
(p)    “Code” means the Internal Revenue Code of 1986, as amended.
(q)    “Commitment” means any contract, agreement, plan, understanding, undertaking, commitment or arrangement, whether written or oral, including any note, bond, mortgage, indenture, lease, license or deed of trust.
(r)    “Consent” means any consent required to consummate the transactions contemplated hereby under or with respect to, any Purchased Commitment, Permit or other instrument, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination of any Purchased Commitment, Permit or other instrument, in the absence of such consent.
(s)    “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 30, 2009, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and among Seller, SMBC and each of the lenders identified therein, and any replacement or refinancing thereof; provided, however, that such replacement or refinancing shall not permit Seller’s Tangible Assets to be subject security interests or be otherwise encumbered in an amount in excess of the aggregate amount of Seller’s (i) Tax Exempt Bonds (as defined in the Periodic Fee Agreement), (less Undisbursed Bond Proceeds (as defined in the Periodic Fee Agreement)), and (ii) Taxable Loans (as defined in the Periodic Fee Agreement).
(t)    “DCO” means DCO Energy LLC, a New Jersey limited liability company.
(u)    “DCO Assignment Agreement” has the meaning set forth in the Recitals.
(v)    “Disclosing Party” has the meaning set forth in Section 6.6(c).

CH2\12311443.25

(w)    “Echelon” has the meaning set forth in the Preamble.
(x)    “Echelon Place Project” has the meaning set forth in the Recitals.
(y)    “Encumbrances” has the meaning set forth in Section 2.1.
(z)    “Energy Sales Agreement” means that Energy Sales Agreement, dated as of April 26, 2007, between Seller and Echelon as amended by that Amendment No 1 to the Energy Sales Agreement dated December 20, 2007 and as further amended by the Periodic Fee Agreement.
(aa)    “Environmental Laws” has the meaning set forth in Section 4.14(a).
(bb)    “Equipment” has meaning set forth in Section 2.2(a).
(cc)    “Equity Interests” means any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights) of a Person.
(dd)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(ee)    “ERISA Affiliate” means any Person under “common control” with Seller within the meaning of Section 4001(14) of ERISA.
(ff)    “ESA Performance Guaranty Termination and Release Agreement” shall have the meaning set forth in the Recitals.
(gg)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(hh)    “Excluded Assets” has the meaning set forth in Section 2.3.
(ii)    “Excluded Liabilities” has the meaning set forth in Section 2.5.
(jj)    “Financial Statements” has the meaning set forth in Section 4.3(a).
(kk)     “Fiscal Quarter” means any of the quarterly accounting periods of Seller ending on December 31, March 31, June 30 or September 30 of each year.
(ll)    “Fiscal Year” means any of the annual accounting periods of Seller ending on December 31 of each year.
(mm)    “GAAP” means United States generally accepted accounting principles.
(nn)    “Governmental Entity” means any Federal, state, local or foreign government, court, or legislative, executive or regulatory authority or agency.
(oo)    “Hazardous Materials” has the meaning set forth in Section 4.14(a).

CH2\12311443.25

(pp)    “IE Determined Missing Assets” has the meaning set forth in the Periodic Fee Agreement.
(qq)    “Improvements” means the building(s) and other alterations and improvements constructed on the Land as set forth in the Energy Sales Agreement and related documentation.
(rr)    “Indemnified Party” has the meaning set forth in Section 8.2(a).
(ss)    “Indemnifying Party” has the meaning set forth in Section 8.2(a).
(tt)    “Intellectual Property” has the meaning set forth in Section 4.11(a).
(uu)    “Interim Financial Statements” has the meaning set forth in Section 4.3(a).
(vv)    “Inventory” has the meaning set forth in Section 2.2(i).
(ww)    “ISDA Master Agreement” means the ISDA Master Agreement, dated as of December 21, 2007, between SMBC Capital and Seller.
(xx)    “knowledge” and words of similar import means (a) with respect to Seller, the actual knowledge after due inquiry of each of the officers and directors of Seller and each of the other persons listed on Exhibit D hereto and (b) with respect to Purchasers, the actual knowledge after due inquiry of the persons identified for each Purchaser and listed on Exhibit D hereto.
(yy)    “Land” means the land described on Exhibit A of the Lease Agreement.
(zz)    “Lease Agreement” means that certain Lease, dated as of April 26, 2007, by and between Echelon as landlord, and Seller, as tenant.
(aaa)     “Lease Term” has the meaning set forth in the Lease Agreement.
(bbb)    “Leased Personalty” has the meaning set forth in Section 2.2(b).
(ccc)    “Lender Pay-Off, Termination and Release Agreement” has the meaning set forth in the Recitals.
(ddd)    “Lenders” has the meaning set forth in the Credit Agreement.
(eee)    “Liabilities” has the meaning set forth in Section 4.4.
(fff)    “Losses” has the meaning set forth in Section 8.1(a).
(ggg)    “Nevada Courts” has the meaning set forth in Section 10.7.
(hhh)    “Notice of Purchase” has the meaning set forth in the Purchase Option Letter Agreement.

CH2\12311443.25

(iii)    “Omnibus Termination Agreement” shall have the meaning set forth in the Recitals.
(jjj)    “Option Amendment” has the meaning set forth in the Recitals.
(kkk)    “Order” has the meaning set forth in Section 4.7.
(lll)    “Outstanding Indebtedness” means, with respect to any Person, without duplication:
(i)    all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, and all redemption or purchase obligations of such Person in respect of mandatorily redeemable or purchasable Equity Interests or securities convertible into Equity Interests (irrespective of whether any conditions to such Person’s obligation to make such redemption or purchase have been satisfied);
(ii)    all liabilities of such Person for the deferred purchase price of property or services (including all liabilities created or arising under any conditional sale or other title retention Commitment with respect to any such property), and all liabilities of such Person for “earn-out,” contingent, deferred or similar type payments;
(iii)    all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance or capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP;
(iv)    (1) all liabilities of such Person for the reimbursement of any obligor on any letter of credit (including any letter of credit supporting any bonds), banker’s acceptance or similar credit transaction securing obligations of a Person of a type described in clauses (i), (ii) or (iii) above but only to the extent of the obligation secured, and (2) all such liabilities for which such Person is responsible or liable as obligor, guarantor or otherwise, but only to the extent of the obligation secured;
(v)    all liabilities of such Person in respect of uncashed checks issued by such Person, and all cash or bank overdrafts of such Person;
(vi)    all other liabilities required to be reported as short-term or long-term indebtedness on a balance sheet of such Person prepared in accordance with GAAP;

CH2\12311443.25

(vii)    all penalty payments, premiums, charges, yield maintenance amounts and other expenses (1) payable as a result of or in connection with the prepayment of any obligations of the types referred to in clauses (i) through (vi) (assuming for purposes of calculating such amounts that such prepayment occurs immediately prior to or at the time of the Closing), or (2) in respect of obligations of the types referred to in clauses (i) through (vi) above that are triggered or accelerated solely as a result of the transactions contemplated hereby; and
(viii)    all liabilities of the type described in any of clauses (i) through (vii) above of any partnership or joint venture as to which such Person is or may become liable.
in all cases (other than clause (vii)) as measured immediately prior to the Closing and in the case of clause (vii), assuming such prepayment occurs, or obligation is triggered or accelerated, immediately prior to or at the time of the Closing.
(mmm)    “Party” or “Parties” has the meaning set forth in the Preamble.
(nnn)    “Periodic Fee Agreement” means that Periodic Fee Agreement, effective as of March 4, 2011, between Seller and Echelon, as amended and/or restated from time to time.
(ooo)     “Permitted Encumbrances” has the meaning set forth in Section 4.13.
(ppp)    “Permits” has the meaning set forth in Section 4.8(b).
(qqq)    “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, limited liability company, unincorporated organization, Governmental Entity or other entity or organization.
(rrr)    “Plans and Specifications” means all designs, plans, specifications and drawings relating to the development, construction, operation and maintenance of the Seller’s Initial System. The Plans and Specifications are set forth in the compact disk(s) attached hereto as Exhibit E.
(sss)    “Premises” means the Land and Improvements leased to Seller pursuant to the Lease Agreement.
(ttt)    “Professional Commitments” has the meaning set forth in Section 4.12(d).
(uuu)    “Purchase Option” has the meaning set forth in the Recitals.
(vvv)    “Purchase Option Letter Agreement” has the meaning set forth in the Recitals.
(www)    “Purchase Price” has the meaning set forth in Section 3.1.
(xxx)     “Purchased Assets” has the meaning set forth in Section 2.1.
(yyy)    “Purchased Commitments” has the meaning set forth in Section 2.2(e).

CH2\12311443.25

(zzz)    “Purchaser” or “Purchasers” has the meaning set forth in the Preamble.
(aaaa)    “Purchaser Confidential Information” has the meaning set forth in Section 6.6(b).
(bbbb)    “Purchaser Indemnified Parties” has the meaning set forth in Section 8.1(a).
(ccccc)     “Receiving Party” has the meaning set forth in Section 6.6(c).
(dddd)    “Representatives” has the meaning set forth in Section 6.6(a).
(eeee)    “Seller” has the meaning set forth in the Preamble.
(ffff)    “Seller Confidential Information” has the meaning set forth in Section 6.6(c).
(gggg)    “Seller Indemnified Parties” has the meaning set forth in Section 8.1(b).
(hhhh)    “Seller’s Initial System” has the meaning set forth in the Energy Sales Agreement.
(iiii)    “Seller Material Adverse Effect” means any change, effect, event, occurrence or state of facts that could reasonably be expected to (A) be materially adverse to the condition (financial or otherwise), assets or liabilities of Seller taken as a whole, or (B) materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement in a timely manner; provided, however, that the effects of changes (1) that are generally applicable to general economic, political or market conditions in any country in which Seller operates, or (2) from any action that is specifically required to be taken by, or from the failure to take any action that is specifically prohibited by, this Agreement, will, in each case, be excluded from the determination of Seller Material Adverse Effect.
(jjjj)    “Seller Tangible Assets” has the meaning set forth in the Energy Sales Agreement.
(kkkk)    “South Jersey Industries” means South Jersey Industries, Inc., a New Jersey corporation.
(llll)    “SMBC” has the meaning set forth in the Recitals.
(mmmm)    “SMBC Capital” means SMBC Capital Markets, Inc.
(nnnn)    “Special Warranties” has the meaning set forth in Section 8.1(c).
(oooo)    “subsidiary” means any corporation or other entity (including partnerships and other business associations and joint ventures) with respect to which a Person (or a subsidiary thereof) directly or indirectly owns at least a majority of the voting power represented by the outstanding Equity Interests or other voting securities or interests having voting power

CH2\12311443.25

under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, of such corporation or entity.
(pppp)    “SWAP Agreements” means the ISDA Master Agreement, along with the Confirmation, dated December 21, 2007 from SMBC Capital to Seller (Reference Number A794108) relating to $100,000,000 notional amount and the Confirmation, dated December 21, 2007 from SMBC Capital to Seller (Reference Number A794098) relating to $18,243,636 original notional amount (which amount changes in accordance with Annex A thereto).
(qqqq)    “Taxes” means any and all taxes, charges, fees, levies or other assessments, including net income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer, recording, gross income, alternative or add-on minimum, environmental, goods and services, capital stock, profits, single business, employment, severance, stamp, unemployment, customs and duties taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
(rrrr)    “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.
(ssss)    “Threshold” has the meaning set forth in Section 8.1(d)(i).
(tttt)    “Transfer Taxes” has the meaning set forth in Section 6.7.
1.2    Interpretation.
(a)    Any reference herein to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment of, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(b)    The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to

CH2\12311443.25

whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written in the Preamble of this Agreement.
(c)    All references to dollar(s) or use of the $ symbol in this Agreement refer to U.S. dollars.
(d)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, each represented by counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(e)    Any term used herein and not otherwise defined herein shall have the meaning given to such term in the Energy Sales Agreement unless the context in which such terms is used herein expressly provides otherwise.

ARTICLE II
PURCHASE AND SALE; ASSUMPTION OF LIABILITIES
2.1    Purchase and Sale. Upon the terms set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Echelon, and Echelon shall purchase and accept the assignment and delivery from Seller, all of Seller’s assets, properties, goodwill, rights of whatever kind and nature, real or personal, tangible or intangible, and wherever located, other than the Excluded Assets (the “Purchased Assets”). The Purchased Assets are being sold to Echelon free and clear of all encumbrances, including options, pledges, security interests, liens, mortgages, charges, claims, covenants, conditions, easements, equitable interests, rights of first refusal, rights-of-way, restrictions of any kind, servitudes or other encumbrances or restrictions (collectively, “Encumbrances”), with the exception of any Permitted Encumbrances.
2.2    Enumeration of Purchased Assets. The Purchased Assets include the following assets of Seller:
(a)    all furniture, fixtures, equipment (including water chillers, heat exchangers, water pumps, cooling towers, condenser water pumps, hot water boilers, meters, diesel generators and office equipment), machinery, spare parts, materials, inventory, automobiles, trucks, computer hardware, computer-related equipment and all other tangible personal property of every kind and description (collectively, the “Equipment”), including the Equipment set forth on Schedule 2.2(a) (including, for the avoidance of doubt, all Equipment that has been purchased, constructed or installed, by or on behalf of Seller, as part of Seller’s Initial System);
(b)    all leasehold interests in personal property leased to Seller (the “Leased Personalty”), including the Leased Personalty set forth on Schedule 2.2(b);

CH2\12311443.25

(c)    subject to Section 2.6 below, all of the Permits of Seller that are transferable and that relate, in whole or in part, to the ownership, construction, installation, operation or maintenance of the Purchased Assets or that are used or held for use in, or relate to, in whole or in part, the Seller’s Initial System, including the Permits set forth on Schedule 2.2(c);
(d)    all claims, rights, credits and awards (and benefits arising therefrom) with or against all Persons whomsoever, including all rights against suppliers under guarantees, warranties, indemnities and similar rights in favor of Seller in respect of the Seller’s Initial System, except as specified in Section 2.3(d);
(e)    the Commitments set forth on Schedule 2.2(e) (the “Purchased Commitments”);
(f)    all Intellectual Property and other intangible property rights owned or licensed by Seller, including (i) all designs, methods, processes, technology and inventions and any derivatives thereof (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and enhancements thereof, (ii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iii) all trade secrets and confidential business information (including ideas, research and development, documentation, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, supplier lists, pricing and cost information), (iv) all computer software (including data and related documentation, fixes, new releases, enhancements, updates, additions and/or modifications), domain names, URL’s, source code and object code, (v) all other proprietary rights including intellectual property and intangible property rights, (vi) all copies and tangible embodiments of any of the other items described in this Section (in whatever form or medium), including any notebooks, logs, files, records, data or documentation, and (vii) all of Seller’s books, records and ledger sheets associated with the Purchased Assets and, and all contract rights (including purchase orders) and software licenses and all goodwill associated with such intellectual property, including the right to sue and recover damages for past, present and future infringements thereof;
(g)    all books, records, files, databases, plans, specifications, including the Plans and Specifications, technical information, confidential information, research and information, service records, plans and designs of buildings, structures, fixtures and equipment, environmental control, monitoring and test records and all other proprietary information that is used or held for use in, or relates to, in whole or in part, the Seller’s Initial System, other than Intellectual Property (which is covered in clause (f) above);
(h)    all rights in connection with deposits and prepaid expenses, except for insurance;
(i)    all inventory set forth on Schedule 2.2(i) (collectively, the “Inventory”);
(j)    all property, casualty, product liability, and general and commercial liability insurance policies of Seller, to the extent such policies are transferrable, and in the event such policies are not transferable, all benefits arising under such policies, including any

CH2\12311443.25

insurance refunds under any property, casualty, product liability, and general and commercial liability insurance policies of Seller, including, without limitation, any refunds with respect to the insurance policies listed on Schedule 4.15; and
(k)    except as specified in Section 2.3, all other property owned by Seller or in which Seller has an interest on the Closing Date.
2.3    Excluded Assets. Notwithstanding Section 2.1 and Section 2.2, the Purchased Assets do not include the following assets of Seller (the “Excluded Assets”):
(a)    Seller’s articles of organization, operating agreement (or other formation documents), limited liability company record books, other records having to do with the organization of Seller, income Tax Returns and reports, checkbooks and canceled checks;
(b)    those contracts with Seller’s Affiliates set forth on Schedule 2.3(b);
(c)    all Commitments, other than the Purchased Commitments set forth on Schedule 2.2(e);
(d)    loans or notes payable, or the right to receive payment thereunder, made by DCO, South Jersey Industries, Marina Energy, LLC or DCO ECH Energy, LLC to Seller;
(e)    accounts receivable owing from Seller’s Affiliates;
(f)    Tax refunds and Tax deposits; and
(g)    any cash and cash equivalents or securities owned by Seller;
(h)    all defenses, counterclaims and rights of set-off arising out of or relating to any Excluded Liabilities;
(i)    all rights which accrue or will accrue to Seller under this Agreement and the other documents or agreements contemplated herein that are not transferred to Purchaser; and
(j)    the assets, if any, described on Schedule 2.3(j).
2.4    Assumed Liabilities. On the terms contained in this Agreement, at Closing, Echelon shall assume and agree to discharge and perform when due the following (and only the following) liabilities of Seller (the “Assumed Liabilities”): liabilities of Seller under any Purchased Commitments, solely to the extent such liabilities relate to performance on or following the Closing and do not result from any breach of contract, breach of warranty, tort, claim or lawsuit arising as of or prior to the Closing.
2.5    Excluded Liabilities. Regardless of any disclosure to Echelon, other than the Assumed Liabilities, Echelon is not assuming and shall not be responsible or otherwise liable for, and shall not otherwise bear the economic burden of, any liabilities or obligations of Seller or any of its Affiliates, whether accrued, matured, unmatured, absolute or contingent, whether due or to become due, whether related to the Purchased Assets or otherwise, and regardless of

CH2\12311443.25

when asserted, including any interest-bearing liabilities (“Excluded Liabilities”). Seller shall discharge when due the Excluded Liabilities. Without limiting the generality of the foregoing, the following claims against and liabilities of Seller are excluded and not assumed and shall not be discharged by Purchasers:
(a)    except to the extent any such liabilities or obligations constitute Assumed Liabilities, any liability, obligation, claim or Commitment of Seller, including any liability, obligation or Commitment relating to or arising out of the Seller’s Initial System or any Purchased Asset, whether express or implied, liquidated, absolute, accrued, contingent or otherwise or known or unknown, and based upon, arising out of, or resulting from any fact, circumstance, occurrence, condition, act or omission existing on or occurring on or prior to the Closing;
(b)    any liability, obligation or Commitment of Seller (i) arising out of any actual or alleged breach by Seller of, or nonperformance by Seller under, any Commitment or Permit on or prior to the Closing, or (ii) accruing under any Commitment and Permit with respect to any period ending on or prior to the Closing;
(c)    any liability, obligation or Commitment of Seller arising out of (i) any suit, action or proceeding pending or threatened as of the Closing Date or (ii) any actual or alleged violation by Seller or any of its Affiliates of any Applicable Law on or prior to the Closing;
(d)    any liability, obligation, claim or Commitment for Taxes, whether or not accrued, assessed or currently due and payable (i) of Seller, (ii) arising out of or relating to the acquisition, development, construction, ownership or maintenance of the Purchased Assets by Seller or any activity or event occurring or condition or state of facts related to the Purchased Assets existing at or prior to the Closing Date, or (iii) of Seller arising out of, resulting from or incident to the consummation of the transactions contemplated by this Agreement, except to the extent provided in Section 6.7;
(e)    any Outstanding Indebtedness;
(f)    any accounts payable of Seller;
(g)    any accounts payable, trade payables, Outstanding Indebtedness owing or any other liability, obligation, claim or Commitment, in each case, to an Affiliate of Seller;
(h)    any outstanding checks, payment orders and amounts related to any bank overdrafts;
(i)    the overdraft amount as of the close of business on the day immediately preceding the Closing Date resulting from the issuance of checks by Seller in payment of liabilities of Seller;
(j)    profit sharing obligations, and bonus obligations of Seller or any of its Affiliates;

CH2\12311443.25

(k)    any liability, obligation, claim or Commitment in connection with any of Benefit Plan of Seller or any of its Affiliates;
(l)    any liability, obligation, claim or Commitment under any employment agreements of Seller or any of its Affiliates;
(m)    any liability, obligation, claim or Commitment for salaries, wages, bonuses, vacation pay and other compensation that are owed to employees, independent or general contractors or consultants of Seller;
(n)    any liability, obligation, claim or Commitment of Seller that relates to, or that arises out of, the employment or the termination of the employment with Seller of any employee, former employee, contractor or former contractor of Seller (including as a result of the transactions contemplated by this Agreement);
(o)    any liability, obligation, claim or Commitment arising out of or in connection with damage to or destruction of property or death of or injury to persons at or prior to Closing;
(p)    any liability, obligation, claim or Commitment for medical, dental and disability (both long-term and short-term) benefits, whether insured or self-insured, accruing or based upon exposure to conditions or aggravation of disabilities or conditions in existence on or prior to the Closing Date or for claims incurred or disabilities commencing on or prior to the Closing Date, and any liabilities for the foregoing;
(q)    any liability, obligation, claim or Commitment arising from or related to the Excluded Assets;
(r)    any liability, obligation, claim or Commitment for which Purchasers may become liable as a result of or in connection with the failure by Seller to comply with any bulk sale or bulk transfer laws or as a result of any “defacto merger” or “successor in interest” theories of liabilities;
(s)    any liability, obligation, claim or Commitment resulting from any violation by Seller, or any other Person (other than either Purchaser or any of their Affiliates) for which Seller may be liable, of any Applicable Laws or Permits;
(t)    any liability, obligation, claim or Commitment relating to any litigation, pending or threatened, against Seller or any actual or alleged violation by Seller of any or all Applicable Laws, including any criminal and civil litigation by or that pertain to employees or contractors of Seller against Seller or its Affiliates;
(u)    any liability, obligation, claim or Commitment of any kind of any Affiliate of Seller unless expressly assumed by Echelon pursuant to this Agreement, including, but not limited to, any liability, obligation, claim or Commitment relating to any litigation, pending or threatened, against any Affiliate of Seller or any actual or alleged violation by any Affiliate of

CH2\12311443.25

Seller of any or all Applicable Laws, including any criminal and civil litigation by or that pertain to employees of any Affiliate of Seller against Seller or any Affiliate of Seller;
(v)    any liability, obligation, claim or Commitment to the extent that their existence or magnitude constitutes or results in a breach of a representation, warranty or covenant made by Seller to Echelon herein, or makes the information contained in the disclosure schedules to this Agreement incorrect; or
(w)    any liability with respect to the termination of the SWAP Agreements.
2.6    Consents of Third Parties.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising in connection with the Purchased Assets or resulting from such assignment if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention thereof, would be ineffective with respect to any party thereto or would in any way adversely affect the rights of Seller or, upon transfer, Purchasers thereunder; and any transfer or assignment by Seller to, or any assumption by, Purchasers of any interest in, or liability, obligation or commitment under, any such asset that requires Consent shall be made subject to such Consent being obtained. To the extent any Purchased Commitments or Permits may not be assigned to Purchasers by reason of the absence of any Consent, Purchasers shall not be required to assume any liabilities arising under such Purchased Commitments or Permits.
(b)    With respect to the Purchased Commitments, if any Consent is not obtained prior to the Closing, Seller and Purchasers shall cooperate (at their own expense) after the Closing in any lawful and reasonable arrangement reasonably proposed by Purchasers under which Purchasers shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchasers and enforcement of any and all rights of Seller against the other party thereto arising out of a breach or cancellation thereof by the other party.
(c)    With respect to Permits, if consent to assignment or transfer is not permitted under Law or if a consent to assignment with respect to a particular Permit is not obtained prior to the Closing Date, Seller shall cooperate with Purchasers and take all reasonable actions requested of Seller by Purchasers in order (i) to effect the issuance of an equivalent or substitute Permit to Purchasers or their designees, in each case, on or as soon as reasonably practical after the Closing or (ii) to obtain a consent to the assignment of such Permit to Purchasers or their designees as soon as reasonably practical after the Closing Date, as the case may be.
ARTICLE III
PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING
3.1    Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid or caused to be paid by Purchasers to Seller in consideration of the transactions

CH2\12311443.25

contemplated hereby shall be One Hundred Eighty Seven Million Dollars ($187,000,000). The Purchase Price shall be paid or caused to be paid by the Purchasers to the party designated for receipt of payment in the Lender Pay-Off, Termination and Release Agreement by wire transfer of immediately available funds to the account as set forth in the Pay-Off, Termination and Release Agreement.
3.2    Closing. The transfer of the Purchased Assets and all transactions contemplated by the Recitals and by Section 3.3 of this Agreement (the “Closing”) shall take place at a closing at the offices of Boyd Gaming Corporation, 3883 Howard Hughes Parkway, 9th Floor, Las Vegas, Nevada, or by facsimile or email, at 3:00 p.m., Las Vegas time, on the third Business Day following the date hereof; provided, however, in the event that Seller has not obtained the Lenders’ execution of the Lender Pay-Off, Termination and Release Agreement or otherwise satisfied its obligations set forth in ARTICLE VII with respect to the Purchasers’ closing conditions (other than conditions which can be satisfied only by the delivery of certificates or other documents at the Closing) as of the third Business Day following the date of this Agreement, Purchasers may, at any time thereafter, by providing written notice to Seller, set a date for Closing which shall be the tenth Business Day from the date of such notice. The day on which the Closing takes place shall be the “Closing Date.” Prior to the Closing, each Party will take all actions necessary to ensure that each of the conditions to the other Party’s obligations set forth in ARTICLE VII hereof are satisfied (other than conditions which can be satisfied only by the delivery of certificates or other documents at the Closing). At the Closing, Seller is delivering the Purchased Assets to Echelon or Echelon’s designee and the Purchasers are paying or causing to be paid the Purchase Price as provided in Section 3.1 (i.e., the Pay-Off Amount as provided in the Lender Pay-Off, Termination and Release Agreement, with the balance of the Purchase Price being paid to Seller).
3.3    Closing Deliveries.
(a)    At or prior to the Closing, Seller shall have delivered or caused to be delivered to the Purchasers each of the following:
(i)    a certificate executed by Seller certifying as of the Closing Date (A) a true and complete copy of the articles of organization of Seller; (B) a true and complete copy of the operating agreement of Seller; (C) a true and complete copy of the resolutions of the governing body and members of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement; and (D) incumbency matters;
(ii)    a certificate executed by an appropriate officer of Seller to the effect that each of the conditions specified in Section 7.1(a) and (b) has been satisfied;
(iii)    a certificate of the Secretary of State or other applicable Governmental Entity certifying the good standing of Seller in the State of Nevada as of a date within seven days of the Closing Date;

CH2\12311443.25

(iv)    copies reasonably acceptable to the Purchasers of each of the Consents set forth in Schedule 3.3(a)(iv), other than any Consents with respect to Commitments or Permits, as contemplated by Section 2.6(b) or (c);
(v)    a bill of sale and an assignment and assumption agreement (the “Assignment and Assumption Agreement”), substantially in the forms attached hereto as Exhibit F -1 and F-2 , respectively, and such other instruments of assignment and transfer, duly executed by Seller, as may be reasonably necessary to vest in Echelon on the Closing Date all of Seller’s right, title and interest in and to the Purchased Assets, in each case, in form and substance reasonably satisfactory to the Purchasers, duly executed by Seller; and
(vi)    discharges, releases and UCC termination statements adequate to discharge all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets.
(b)    At or prior to the Closing, Purchasers, as applicable, shall have delivered or caused to be delivered to Seller each of the following:
(i)    the Purchase Price as provided for in Section 3.1;
(ii)    the Assignment and Assumption Agreement duly acknowledged and executed by Echelon or its designee;
(iii)    a certificate executed by an appropriate officer of each Purchaser to the effect that each of the conditions specified in Section 7.2(a) and (b) has been satisfied;
(iv)    a certificate signed by the Secretary or an Assistant Secretary of Echelon certifying as of the Closing Date (A) a true and complete copy of the articles of organization of Echelon; (B) a true and complete copy of the operating agreement of Echelon; (C) a true and complete copy of the resolutions of the governing body of Echelon authorizing the execution, delivery and performance by Echelon of this Agreement and the consummation of the transactions contemplated by this Agreement; and (D) incumbency matters;
(v)    a certificate signed by the Secretary or an Assistant Secretary of Boyd Gaming certifying as of the Closing Date (A) a true and complete copy of the articles of organization of Boyd Gaming; (B) a true and complete copy of the bylaws of Boyd Gaming; (C) a true and complete copy of the resolutions of the board of directors of Boyd Gaming authorizing the execution, delivery and performance by Boyd Gaming of this Agreement and the consummation of the transactions contemplated by this Agreement; and (D) incumbency matters; and
(vi)    a certificate of the Secretary of State or other applicable Governmental Entity certifying the good standing of Echelon in the State of Nevada as of a date within seven days of the Closing Date; and
(vii)    a certificate of the Secretary of State or other applicable Governmental Entity certifying the good standing of Boyd Gaming in the State of Nevada as of a date within seven days of the Closing Date.

CH2\12311443.25

3.4    Allocation of Purchase Price. The Purchase Price will be allocated by Seller and the Purchasers in the manner required by Code Section 1060 and the rules and regulations promulgated thereunder and, to the extent permitted by Applicable Law, in accordance with Exhibit G (the “Allocation Schedule”). The Purchasers and Seller agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule. The Purchasers and Seller agree to provide the other promptly with any other information required to complete Form 8594.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO SELLER
Except as set forth in the specific Schedule to this Agreement relating to a specific and corresponding Section below, Seller represents and warrants to the Purchasers, as of the date hereof, as follows:
4.1    Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite limited liability company power and authority to develop, construct, operate and maintain the Seller’s Initial System, as such development, construction, operation and maintenance has been and is being conducted. Seller has qualified as a foreign limited liability company, and is in good standing, under the laws of all jurisdictions where the nature of Seller’s development, construction, operation and maintenance of the Seller’s Initial System or the nature or location of its assets requires such qualification, except where such failure would not be reasonably expected to have a Seller Material Adverse Effect. Seller does not own, directly or indirectly, any equity securities of any other Person.
4.2    Authorization; Validity of Agreement; Consents and Approvals; No Violations.
(c)    Seller has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by Seller’s members and by Seller’s governing body, and no other limited liability company action is necessary to authorize the execution and delivery by Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due and valid execution and delivery hereof by the Purchasers, is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(d)    Except for matters specifically described in this Agreement or Consents subject to Sections 2.6(b) or (c), neither the execution, delivery or performance of this

CH2\12311443.25

Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate any provision of the articles of organization, operating agreement or other governing instrument of Seller; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the Purchased Assets under any of the terms, conditions or provisions of, any Commitment to which Seller or its Affiliates is a party or by which Seller or any of its properties or assets may be bound; (iii) violate any Applicable Law; or (iv) require on the part of Seller any filing or registration with, notification to, or Consent, Permit, Order or authorization of, any Governmental Entity.
4.3    Financial Statements.
(x)    Schedule 4.3(a) contains the (i) audited balance sheets of Seller as of December 31, 2011 and 2010 and the audited statements of operations of Seller for the years then ended, together with the notes to such financial statements (the “Audited Financial Statements”), and (ii) an unaudited balance sheet as of September 30, 2012 and an unaudited statement of operations of Seller for the quarter then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The “Balance Sheet Date” shall be September 30, 2012.
(y)    Each balance sheet (including any related notes) included in the Financial Statements presents fairly the financial position of Seller as of the date thereof, and each statement of operations (including any related notes) included in the Financial Statements presents fairly the results of operations of Seller for the period set forth therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the lack of footnotes. The Financial Statements have been prepared in accordance with the GAAP applied on a consistent basis and the Audited Financial Statements, have been certified as true and correct by Seller’s independent accountants. The books, records and accounts of Seller accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to Seller.
4.4    No Undisclosed Liabilities. Seller has no obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or, to Seller’s knowledge, otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet (all the foregoing herein collectively being referred to as the “Liabilities”) except for (a) Liabilities provided for or reserved against in the Financial Statements, (b) Liabilities set forth on Schedule 4.4 and (c) Liabilities that have been incurred by Seller subsequent to the Balance Sheet Date in the ordinary course of the design, development, construction, ownership and operation of the Seller’s Initial System.
4.5    Absence of Certain Changes. Except as disclosed in the Financial Statements since the Balance Sheet Date, Seller has not experienced any change that, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect.

CH2\12311443.25

4.6    Employees; Employee Benefit Plans.
(a)    Since April 26, 2007, with respect to employees of Seller: (i) there are no pending or, to Seller’s knowledge, threatened unfair labor practice charges, employment discrimination charges or employee grievance charges; (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage pending or, to Seller’s knowledge, threatened against or directly affecting Seller; (iii) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist; and (iv) the employment of Seller’s employees is terminable at will without cost to Seller. No employee or former employee has any right to be rehired by Seller prior to Seller’s hiring a person not previously employed by Seller.
(b)    Neither Seller nor any ERISA Affiliate has maintained or contributed to any Benefit Plans within the past six years.
4.7    Litigation. Schedule 4.7 sets forth each instance in which Seller is, or within the past five years, has been, (a) subject to any outstanding injunction, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree, ruling or charge (“Order”), (b) a party to, or to the knowledge of Seller, threatened to be made a party to, any action, suit, claim, arbitration, proceeding, hearing or investigation. The items listed on Schedule 4.7 are not reasonably expected, either individually or in the aggregate, to have a Seller Material Adverse Effect.
4.8    No Default; Compliance with Applicable Laws; Permits.
(a)    Seller is not in default or violation (i) of any term, condition or provision of its articles of organization, operating agreement or other governing instrument, or (ii) in any material respect of any term, condition or provision of any Applicable Law, Order, arbitration award, concession or grant.
(b)    Schedule 4.8 sets forth all current and past licenses, permits, exemptions, Consents, waivers, authorizations, certificates of occupancy, franchises, orders or approvals of, and registrations with, any Governmental Entity held (i) by Seller and (ii) to the extent related to the Seller Initial System, by any of Seller’s Affiliates (collectively, “Permits”). Seller, or Seller’s Affiliates, have or had all Permits that are required, or that were required, for the development, construction or maintenance of the Seller’s Initial System at its current level of completion. All of the Permits are valid and in full force and effect, or were valid and in full force and effect when required, in all material respects To Seller’s knowledge, no violations are or have been recorded in respect of any Permit.
(c)    Seller has not received any written communication since April 26, 2007 from a Governmental Entity that alleges that Seller is not in compliance in any material respect with any Applicable Law. This Section 4.8 does not relate to Benefit Plans, which are the subject of Section 4.6; Taxes, which are the subject of Section 4.9; or environmental matters, which are the subject of Section 4.14.

CH2\12311443.25

4.9    Taxes.
(a)    Seller has (i) timely filed all Tax Returns required to be filed by it (taking into account applicable extensions) and all such Tax Returns reflect accurately all liability for Taxes of Seller and are true, correct and complete in all respects, and (ii) timely paid or accrued for (as provided in the next sentence) all Taxes due that relate to Seller. With respect to any such Taxes so accrued for, Seller has established adequate reserves on the Financial Statements for payment for such Taxes by Seller relating to the applicable periods (or portions thereof) for which a Tax Return was required to be filed for Taxes that are not then due or payable, and has or will establish adequate reserves for Taxes relating to subsequent periods through the Closing.
(b)    There are no ongoing federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings with regard to any Tax Return of Seller. Seller has not, within the past 12 months, been contacted by, and Seller is not currently corresponding with, any state or local government with respect to its requirement to file Tax Returns or to pay any Taxes. Without limiting the foregoing, no claim has ever been made by a Governmental Entity or other taxing authority in a jurisdiction where Seller does not file reports or Tax Returns that Seller is or may be subject to taxation by that jurisdiction.
(c)    There are no outstanding written requests, Commitments, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Seller.
(d)    Seller is not, nor within the past five years has been, a party to any Commitment under which Seller has agreed to share the Tax liability of any Person.
(e)    There are no Encumbrances for Taxes upon the assets of Seller which are not provided for in the Financial Statements, except Encumbrances for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by Seller and described in Schedule 4.9(e), for which, in the case of clauses (i) and (ii), appropriate reserves have been established in the Financial Statements.
(f)    All monies required to be withheld or collected for payment by Seller for the payment of Taxes, including for sales Taxes and from employees for income Taxes, social security and other payroll Taxes, have been collected or withheld and timely paid (or are being held for payment) to the applicable taxing authorities.
4.10    Real Property and Equipment.
(a)    Schedule 4.10(a) sets forth all easements and rights of way that Seller has obtained for its past and planned design and construction activities with respect to the development, construction, operation and maintenance of the Seller’s Initial System, except for any such easements or rights of way that are specified in the Lease Agreement.
(b)    Except as set forth in Schedule 4.10(b), Seller has obtained all easements and rights of way, including proofs of dedication, required for all past design and construction activities with respect to the development, construction, operation and maintenance of the

CH2\12311443.25

Seller’s Initial System and as would be required to complete the Seller’s Initial System in accordance with its Plans and Specifications, except for any such easements or rights of way that are specified in the Lease Agreement that are not required to be obtained by Seller and for any easement granted to NV Energy, Inc.
(c)    All of the Equipment listed on Schedule 2.2(a) will still be owned by Seller as of the Closing and will be part of the Purchased Assets. To the extent constructed or installed, as the case may be, prior to the date of this Agreement, the buildings, structures, fixtures, equipment, building mechanical systems (including electrical, heating and air conditioning systems), and other improvements in, on or within the Premises, (i) have been constructed and installed in accordance with the Plans and Specifications in all material respects and (ii) will be sufficient to operate the Seller’s Initial System as contemplated in the Energy Sales Agreement (without giving effect to the Omnibus Termination Agreement) upon the completion of all improvements at the Seller’s Initial System (in accordance with the Plans and Specifications). All constructed and installed Purchased Assets were new at the time of their installation. There are no deferred maintenance, repairs or unrepaired defects in the structural components comprising such buildings and building mechanical systems located in, on or within the Premises.
(d)    Seller has not sold, transferred or removed from the Premises any of the Purchased Assets, except (i) any such assets that were sold or otherwise disposed of in accordance with the Energy Sales Agreement or (ii) to the extent such assets were delivered to and stored at a separate location, in which case, such separate location has been disclosed to Purchasers and Seller has not sold, transferred or removed from such other location any such Purchased Assets, except as permitted by clause (i) of this Section 4.10(d).
(e)    To Seller’s knowledge, there is no violation of any restriction, condition or agreement affecting the Premises. Seller has not received notice of, and there does not exist, any violation of, and continuation of the present uses, occupancies and operations at the Premises will not result, in a violation of, any Applicable Law relating to the Premises or any part thereof.
4.11    Intellectual Property.
(a)    Seller owns, or has sufficient license to use, all inventions, improvements, patents, utility models, designs, trade names, trade dress, trade secrets, trademarks, service marks, copyrights, domain names, know-how, software, databases and other proprietary rights (including all grants, registrations or applications therefor), and all goodwill associated therewith (collectively, “Intellectual Property”), relating to Seller or necessary for the conduct of Seller’s operations under the Energy Sales Agreement, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. To the knowledge of Seller, each item of Intellectual Property listed in Schedule 4.11(a) is valid and enforceable.
(b)    Schedule 4.11(b) sets forth a correct and complete list of all Commitments with respect to any Intellectual Property. Except pursuant to the Commitments listed on Schedule 4.11(b), Seller has not granted any options, licenses, consents, settlements or agreements of any kind relating to the Intellectual Property or the marketing or distribution

CH2\12311443.25

thereof. Except pursuant to the Commitments listed on Schedule 4.11(b), Seller is not bound by or a party to any options, licenses or agreements of any kind relating to the intellectual property of any other Person. Subject to the rights of third parties set forth in Schedule 4.11(b), all Intellectual Property listed in Schedule 4.11(a) and any other Intellectual Property owned by Seller is free and clear of all Encumbrances. The design, development, construction, operation and maintenance of the Seller’s Initial System, as presently conducted, does not violate, conflict with or infringe the intellectual property rights of any other Person. To the knowledge of Seller, the conduct of any other Person’s business does not infringe upon or is not inconsistent with any Intellectual Property.
(c)    (i) No claims are pending, or to the knowledge of Seller, threatened, against Seller or any of its Affiliates by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property, and (ii) since April 26, 2007, Seller has not received any communication alleging that Seller has violated any rights relating to the intellectual property of any Person.
4.12    Commitments and Government Contracts.
(a)    Commitments. Except as set forth on Schedule 4.12(a), Seller is not currently a party to or bound by any of the following Commitments:
(i)    Consulting or employment agreement (including offer letters, non-competition agreements or non-solicitation agreements);
(ii)    employee collective bargaining agreement or other Commitments with any labor union, organization or association;
(iii)    lease or similar Commitment with any Person under which (A) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Seller, except for those Commitments described in the Recitals that will be terminated or amended on the Closing Date as set forth in the Recitals;
(iv)    Commitment under which Seller has borrowed any money from, established a line of credit with, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness issued to any Person;
(v)    Commitment under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller or (B) Seller has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person;
(vi)    Commitment for any joint venture, partnership or similar agreement;
(vii)    Commitment granting an Encumbrance upon any assets or properties of Seller;

CH2\12311443.25

(viii)    Commitment providing for indemnification of any Person (other than Seller) with respect to liabilities relating to development, construction, operation and maintenance of Seller’s Initial System;
(ix)    Confidentiality agreements (other than (A) Commitments that do not relate primarily to confidentiality or non-disclosure obligations, but contain customary provisions incidental to such Commitments and (B) customary Commitments entered into in the ordinary course of the design, development, construction, ownership and operation of the Seller’s Initial System that impose confidentiality and non-disclosure obligations on parties to any such Commitment;
(x)    Commitments (including a purchase order) involving payment by Seller of more than $10,000 or extending for a term of more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days’ notice);
(xi)    Commitment for the sale of the Purchased Assets or any other asset or property of Seller or the grant of any preferential rights to purchase the Purchased Assets or any other asset or property of Seller or requiring the Consent of any party to the transfer thereof;
(xii)    Commitment with any Governmental Entity;
(xiii)    currency exchange, interest rate exchange, commodity exchange or similar Commitment; and
(xiv)    any other Commitment to which Seller is a party or by or to which Seller or any of the Purchased Assets or any other asset is bound or subject, involving payment by Seller of more than $10,000 or extending for a term of more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days’ notice).
(b)    All Commitments required to be listed on Schedule 4.12(a) which, for purposes of this entire Section 4.12 and for the avoidance of doubt, includes all such Commitments required to be listed or disclosed under this Section 4.12 and all such other Commitments required to be listed or disclosed under any other Section of this ARTICLE IV) are valid, binding and in full force and effect and are enforceable by Seller in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Seller has performed the obligations required to be performed by it to date under all such Commitments required to be listed in Schedule 4.12(a) and Seller is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the knowledge of Seller, no other party to any of such Commitments is (with or without the lapse of time or the giving of notice, or both) in

CH2\12311443.25

breach or default thereunder. Seller has not received any notice of the intention of any party to terminate any such Commitment required to be listed in Schedule 4.12(a). Complete and correct copies of all such Commitments required to be listed in Schedule 4.12(a), together with all modifications and amendments thereto, have been delivered to the Purchasers.
(c)    Schedule 4.12(c) sets forth each Commitment to which Seller is a party or by or to which any of the Purchased Assets or any other asset of Seller is bound or subject to (whether required to be listed or disclosed under this Section 4.12 or under any other Section of this ARTICLE IV, or otherwise) with respect to which Consent of the other party or parties thereto must be obtained in connection with the consummation of the transactions contemplated by this Agreement.
(d)    Schedule 4.12(d) sets forth a list of all Commitments with any third-party licensed professional that is or has been engaged by Seller, DCO or any of their Affiliates that (i) was entered into in connection with the design, development and construction of the Seller’s Initial System, (ii) makes up any part of the Plans and Specifications or (iii) would be required for Purchasers to proceed with the development of the Seller’s Initial System as contemplated by the Plans and Specifications (the “Professional Commitments”).
4.13    Title of Assets. Seller has good, valid and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances, except such Encumbrances as are set forth in Schedule 4.13 (the “Permitted Encumbrances”). Attached as Exhibit E is a true, correct and complete copies of the Plans and Specifications. Since the date of the delivery of the Notice of Purchase, Seller has not sold, transferred, leased, or otherwise incurred, permitted, allowed or suffered to exist any encumbrances on the Purchased Assets, except the Permitted Encumbrances.
4.14    Environmental Matters.
(a)    Seller is in compliance in all material respects with all Environmental Laws. “Environmental Laws” means each of the following statutes, as amended, and all regulations promulgated thereunder, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the federal Clean Water Act, the Clean Air Act, the federal Emergency Planning and Community Right-to-Know Act, the federal Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act and the Hazardous Materials Transportation Act and all Applicable Laws and Permits with respect to a Hazardous Material, potable water, ground water, surface water, solid waste, landfills and open dumps, above and underground storage tanks, wastewater, biosolids disposal, storm water run-off or air emissions. “Hazardous Materials” means any pollutants, contaminants, chemicals or hazardous or toxic materials, substances or wastes, including metals, petroleum and by-products or derivatives, asbestos, radon, polychlorinated biphenyls, urea formaldehyde, radioactive materials, explosive materials, laboratory wastes or medical wastes or any other material defined, designated or regulated as hazardous or toxic or in any other way controlled under any Environmental Law.

CH2\12311443.25

(b)    Seller has not received any claim, notice, suit, demand, complaint, Order or request for information from any Governmental Entity or private party (i) alleging violation of, or asserting any exceedance or non-compliance with any Environmental Law or Permit relating to any Environmental Law, (ii) asserting any liability or obligation or potential liability or obligation under any Environmental Law, (iii) requesting information under or investigating compliance with any Environmental Law or (iv) requesting investigation or clean-up of any site under any Environmental Law. To the knowledge of Seller, there is no factual basis for any such claim, notice, suit, demand, complaint or Order and there is no ongoing or planned investigation, claim or suit against or concerning Seller by any Governmental Entity or private party under or pursuant to any Environmental Law.
(c)    Seller has complied in all material respects with all covenants set forth in Sections 5.2.5 of the Lease Agreement.
(d)    Seller possessed and was in compliance with all Permits (including all governmental authorizations and registrations) required under the Environmental Laws for or with respect to the design, development, construction and ownership of the Seller’s Initial System as in its current state of completion. All such Permits are listed on Schedule 4.14(d). To the knowledge of Seller, there are no regulatory or legislative initiatives under Environmental Laws that would require Seller to obtain additional authorizations or Permits, or material modifications or amendments to its existing Permits, for the conduct of Seller’s Initial System as currently contemplated to be conducted.
(e)    Seller has not transported Hazardous Materials or arranged for the transportation of such Hazardous Materials to any site that, to Seller’s knowledge, is the subject of any past, current or planned federal, state or local enforcement actions, or other governmental or private investigations or remedial actions.
(f)    There has been no release, as defined in CERCLA or under any other Environmental Law, of Hazardous Materials at, to or from the Premises by Seller, its Affiliates or their respective Representatives, except for releases of emissions to the air that were permitted under legally effective air permits issued to Seller.
(g)    Except as set forth on Schedule 4.14(g), no environmental investigation, assessment, compliance audit or remediation, including phase 1 or phase 2 assessments, are being or have been conducted by or on behalf of Seller with respect to the Premises.
(h)    Seller has delivered to the Purchasers complete copies of all environmental reports listed on Schedule 4.14(h), including the results of analysis of any asbestos, air, soil, or water samples, including ground and surface water, undertaken with respect to the Premises.
(i)    The transactions contemplated by this Agreement do not require any authorization from or filing with any Governmental Entity under any Environmental Law, except with respect to applicable notice filings with respect to the Permit to Construct issued from the Clark County Department of Air Quality Management.

CH2\12311443.25

4.15    Insurance. Schedule 4.15 lists all insurance policies covering the Purchased Assets (including policies providing property, casualty, liability, and workers’ compensation coverage). All premiums due and payable in respect of such policies have been paid in full.
4.16    Brokers or Finders. Seller has not entered into any Commitment entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.
4.17    Equipment, Inventory and Leased Personalty. IT IS UNDERSTOOD BY THE PARTIES THAT THE SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE VALUE, CONDITION OR MERCHANTABILITY OF THE EQUIPMENT, THE LEASED PERSONALTY, OR THE INVENTORY (AS SUCH TERMS ARE DEFINED IN THIS AGREEMENT), AND IT IS UNDERSTOOD THAT THE PURCHASERS TAKE THE EQUIPMENT, INVENTORY AND LEASED PERSONALTY “AS IS” AND “WHERE IS.”
4.18    Limitation on Warranties. Except as expressly set forth in this Article IV, the Seller does not make any express or implied representation or warranty of any kind whatsoever, including without limitation any representation as to physical condition or value of any of the Purchased Assets. THE REPRESENTATIONS AND WARRANTIES OF THE SELLER IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO THE PURCHASERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PURCHASERS UNDERSTAND, ACKNOWLEDGE AND AGREE THAT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY THE SELLER.

ARTICLE V
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASERS

Except as set forth in the specific Schedule relating to a specific and corresponding Section below, each of the Purchasers, jointly and severally, represent and warrant to Seller, as of the date hereof, as follows:
5.1    Organization. Echelon is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Boyd Gaming is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Purchaser has qualified as a foreign limited liability company or corporation, as applicable, and is in good standing, under the laws of all jurisdictions where the nature of such Purchaser’s business requires such qualification.
5.2    Authorization; Validity of Agreement. Each of the Purchasers has full limited liability company or corporate power and authority, as applicable, to execute and deliver

CH2\12311443.25

this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Purchasers of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by each of their respective governing bodies, and no other corporate or limited liability company action on the part of either Purchaser is necessary to authorize the execution and delivery by each Purchaser of this Agreement and the consummation by the Purchasers of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Purchasers and, assuming due and valid execution and delivery hereof by Seller, is a valid and binding obligation of each of them, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
5.3    Consents and Approvals; No Violations. Except for (x) applicable requirements under the Exchange Act and (y) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by each of the Purchasers nor the consummation by each of the Purchasers of the transactions contemplated hereby will (a) violate any provision of the articles of organization, operating agreement or other governing instrument of Echelon or the articles of incorporation or bylaws of Boyd Gaming, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Commitment to which either Purchaser is a party or by which either Purchaser or any of their respective properties or assets may be bound, (c) violate any Applicable Law, or (d) require on the part of either Purchaser any filing or registration with, notification to, or authorization or Consent of, any Governmental Entity.
5.4    Litigation. There is no claim, action, suit, proceeding or investigation, pending or, to the knowledge of either Purchaser, threatened, against either Purchaser by or before any court or Governmental Entity that (a) questions or challenges the validity of this Agreement or any action taken or to be taken by either Purchaser or any of their respective Affiliates pursuant to this Agreement or in connection with the transactions contemplated hereby, or (b) individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of either Purchaser to perform its obligations contemplated under this Agreement or materially delay the ability of either Purchaser to consummate the transactions contemplated hereby.
5.5    No Default; Compliance with Applicable Laws.
(c)    Neither Purchaser is in default or violation (i) of any term, condition or provision of its articles of incorporation or articles of organization, as the case may be, bylaws or operating agreement, as the case may be, or other governing instrument, or (ii) in any material respect of any term, condition or provision of any Applicable Law, Order, arbitration award, concession or grant.

CH2\12311443.25

(d)    Neither Purchaser has received any written communication since January 1, 2007 from a Governmental Entity that alleges that it is not in compliance in any material respect with any Applicable Law.
5.6    Brokers or Finders. Neither Purchaser has entered into any Commitment entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.
ARTICLE VI
COVENANTS

6.1    Further Assurances. Each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement. No later than three business days following the date of this Agreement, Seller will obtain a commitment from its Lenders to terminate the Credit Agreement as of the Closing Date and deliver the Lender Pay-Off, Termination and Release Agreement as of the Closing Date. The Parties agree to execute and deliver all such other instruments and take all such other action as any Party may reasonably request from time to time after Closing, and without payment of further consideration, in order to effectuate the transactions provided for herein. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including the preparation of financial statements and Tax Returns. Notwithstanding the foregoing, to the extent any Governmental Entity requires the Parties to execute any instrument in connection with obtaining such Governmental Entity’s Consent, no such instrument shall alter the provisions of this Agreement concerning the allocation of liabilities between the Parties.
6.2    Consents. Seller will obtain as of the Closing Date, all Consents and other approvals required with respect to Seller or its Affiliates for consummation of the transactions contemplated hereby, including without limitation, those Consents set forth on listed in Schedule 3.3(a)(iv), other than any Consents with respect to Commitments or Permits, as contemplated by Section 2.6(b) or (c). Seller shall apply for or otherwise seek, and use commercially reasonable efforts to obtain as of the Closing Date, Consents with respect to the Purchased Commitments and all Permits included in the Purchased Assets. Any fees or charges imposed by any third party for the Consents set forth on Schedule 3.3(a)(iv) and other approvals shall be paid solely by Seller.
6.3    [Reserved.]
6.4    Delivery and Maintenance of Purchased Assets.
(e)    On or before the Closing Date:

CH2\12311443.25

(i)    Seller shall deliver to Purchasers all information in Seller’s possession with respect to the Purchased Assets stored at the NV Energy Magnolia Substation, Las Vegas, Nevada; and
(ii)    Seller shall provide Purchasers with access to information, including, without limitation, any security codes, and keys to gain entrance to the storage area where a portion of the Purchased Assets is stored at Sun Valley Electric Supply Co., 3455 Reno Avenue, Las Vegas, Nevada 89118.
(f)    After the date of this Agreement and through and including the Closing Date, none of the Parties (i) shall sell, transfer, lease or otherwise incur, permit, allow or suffer to exist, any encumbrances on any of the Purchased Assets (other than those encumbrances effective with respect to the Purchased Assets on the date hereof) and (ii) shall fail to use their reasonable best efforts to maintain the Purchased Assets.
6.5    [Reserved.]
6.6    Publicity; Confidentiality.
(d)    The Parties shall endeavor to make or cause to be made only those press releases or other public disclosures as are required by Applicable Law.
(e)    For a period of five years after the Closing Date, Seller will not, and will not permit its accountants, counsel, consultants, advisors and agents (collectively, “Representatives”) or Affiliates to, directly or indirectly, disclose or use or authorize, license or otherwise permit other Persons to use in any way that is detrimental to (x) the Purchasers, their Affiliates or their respective Representatives or (y) the development, construction, operation and maintenance of the Seller’s Initial System, any Purchaser Confidential Information. For the purposes of this Agreement, “Purchaser Confidential Information” means any trade secrets or other information which is confidential, proprietary or otherwise not publicly available, including any confidential data, know-how or information relating to the business practices, products, customers, prospects, suppliers, research and development, ideas, designs, discoveries, inventions, techniques, equipment, marketing, sales, methods, manuals, strategies or financial affairs regarding (i) the development, construction, operation and maintenance of the Seller’s Initial System, (ii) the Purchasers and their respective Affiliates and (iii) the Echelon Place project, in any case, obtained in the performance of the Energy Sales Agreement, the Lease, the Project Documents or this Agreement.
(f)    For a period of five years after the Closing Date, Purchasers will not, and will not permit their respective Representatives or Affiliates to, directly or indirectly, disclose or use or authorize, license or otherwise permit other Persons to use in any way that is detrimental to Seller, its Affiliates or Representatives any Seller Confidential Information. For purposes of this Agreement, “Seller Confidential Information” means any trade secrets or other information which is confidential, proprietary or otherwise not publicly available, including any confidential data, know-how or information relating to the business practices, products, customers, prospects, suppliers, research and development, ideas, designs, discoveries, inventions, techniques,

CH2\12311443.25

equipment, marketing, sales, methods, manuals, strategies or financial affairs regarding (i) the business of Seller or any of its Affiliates (other than information relating to the development, construction, operation and maintenance of the Seller’s Initial System), (ii) Seller or its Affiliates and (iii) any information that has been produced by Seller or its Representatives under Section 4.3 of this Agreement. Notwithstanding the foregoing, (x) any financial information identified in clause (iii) of this Section 6.6(c) that is provided to Purchasers pursuant to the Purchase Option Letter Agreement may be used by Purchasers on the terms and subject to the limitations and the indemnification provisions contained in the Purchase Option Letter Agreement and shall not be considered Seller Confidential Information (but shall be considered Confidential Information (as defined in the Confidentiality Agreement referred to in Section 10.4 of this Agreement), subject to such Confidentiality Agreement) and (y) the restrictions contained in this Section 6.6(c) with respect to financial information that constitutes Seller Confidential Information shall not terminate on the fifth anniversary of the Closing Date.
(g)    In the event of a breach of the obligations hereunder by a Party receiving another Party’s information (the “Receiving Party”) or any of the Receiving Party’s Affiliates or Representatives, the Parties agree that, in addition to all other available remedies, the Party disclosing its information (the “Disclosing Party”) will be entitled to injunctive relief to enforce such obligations in any court of competent jurisdiction. Notwithstanding the foregoing, neither Purchaser Confidential Information nor Seller Confidential Information will include such information which: (A) at the time of disclosure is publicly available or becomes publicly available through no act or omission of the Receiving Party or any of its Affiliates or Representatives; (B) is disclosed or furnished to the Receiving Party after the Closing by a third Person that did not acquire the information under an obligation of confidentiality; (C) is required to be disclosed by the Receiving Party or a Representative or Affiliate of a Receiving Party under any Applicable Law; or (D) was developed by Seller or its Affiliates not in connection with the design, construction or operation of the Seller’s Initial System.
(h)    Purchasers acknowledge that the basic know-how, design and construction techniques of Seller’s Initial System was developed by Affiliates of Seller and that such Affiliates shall be entitled to continue using such intellectual property for other projects.
6.7    Transfer Taxes. Notwithstanding anything to the contrary contained herein, Seller shall be liable for and shall pay for all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, capital, conveyance, excise, recording, license, vehicle use, service, recording and other similar Taxes and fees (including all applicable real estate transfer taxes gains taxes and bulk sales) (“Transfer Taxes”), if any, other than any taxes related to the transfer of real property, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, including in connection with the transfer and assignment of the Purchased Assets, and the Purchasers and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws; provided, however, the parties agree that (a) Seller shall be responsible for any applicable real estate transfer taxes and sales taxes up to an aggregate of $750,000 and (b) any real estate transfer taxes and sales taxes in excess of an aggregate of $750,000 shall be borne one-half by the Purchasers and one-half by Seller.

CH2\12311443.25

6.8    Financial Statements. The Parties agree that the agreements and covenants in paragraphs (d), (e), (f) and (g) of the Purchase Option Letter Agreement are incorporated in this Agreement by reference and such agreements and covenants shall also apply with respect to the year ended December 31, 2012.
ARTICLE VII
CONDITIONS

7.1    Conditions to the Obligations of Purchasers. The obligations of Purchasers to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchasers) as of the Closing of the following further conditions:
(d)    The representations and warranties made by Seller in this Agreement qualified as to materiality or a Seller Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or a Seller Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
(e)    Seller shall have performed or complied in all material respects with all obligations and covenants hereunder required to be performed or complied with by Seller at or prior to the Closing Date;
(f)    No Applicable Law or Order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity, and no litigation, proceeding or other legal restraint or prohibition shall be pending or in effect, that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Purchasers to own the Purchased Assets or to operate the Seller’s Initial System;
(g)    Seller shall have delivered to Purchasers each of the documents set forth in Section 3.3(a);
(h)    The parties (other than the Purchasers or their Affiliates) to the Omnibus Termination Agreement shall have executed and delivered the Omnibus Termination Agreement;
(i)    The parties (other than the Purchasers or their Affiliates) to the ESA Performance Guaranty Termination and Release Agreement shall have executed and delivered the ESA Performance Guaranty Termination and Release Agreement;
(j)    The parties (other than the Purchasers or their Affiliates) to the Lender Pay-Off, Termination and Release Agreement shall have executed and delivered the Lender Pay-Off, Termination and Release Agreement and the Boyd Gaming Limited Guaranty shall be terminated thereby; and

CH2\12311443.25

(k)    Seller shall have delivered to the Purchasers the DCO Assignment Agreement.
7.2    Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) as of the Closing of the following further conditions:
(a)    The representations and warranties made by the Purchasers in this Agreement qualified as to materiality or a material adverse effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or a material adverse effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
(b)    Each Purchaser shall have performed or complied in all material respects with all obligations and covenants hereunder required to be performed or complied with by such Purchaser at or prior to the Closing Date;
(c)    No Applicable Law or Order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity, and no litigation, proceeding or other legal restraint or prohibition shall be pending or in effect, that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
(d)    Purchasers have paid or caused to be paid the Purchase Price and delivered each of the documents set forth in Section 3.3(b); and
(e)    the parties (other than Seller or its Affiliates) to the Omnibus Termination Agreement shall have executed and delivered the Omnibus Termination Agreement;
(f)    the parties (other than Seller or its Affiliates) to the ESA Performance Guaranty Termination and Release Agreement shall have executed and delivered the ESA Performance Guaranty Termination and Release Agreement; and
(g)    the Purchasers shall have executed and delivered the Lender Pay-Off, Termination and Release Agreement.

ARTICLE VIII

CH2\12311443.25

INDEMNIFICATION

8.1    Indemnification.
(h)    Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold each Purchaser, their Affiliates, and their respective officers, directors, attorneys and consultants (all of such Persons are collectively referred to herein as the “Purchaser Indemnified Parties”) harmless from and in respect of any and all losses, damages, claims, liabilities, obligations, suits, actions, fees, Taxes, penalties, costs and expenses of any nature whatsoever (including reasonable legal fees and expenses) (collectively, “Losses”), that any of them may incur arising out of, in connection with, relating to or caused by:
(ii)    any inaccuracy, breach or violation of (or in the event a third party alleges facts that, if true, would mean Seller has breached):
(A)    any representation or warranty of Seller contained in this Agreement (including all representations and warranties included in ARTICLE IV of this Agreement) or in any agreement or certificate delivered by Seller pursuant to this Agreement, in each case, without regard to any qualification contained in any such representation or warranty as to materiality or a Seller Material Adverse Effect (both for purposes of determining if any inaccuracy or breach occurred and for determining the amount and extent of Losses); or
(B)    any covenant, undertaking or other agreement of Seller contained in this Agreement or in any agreement or certificate delivered by Seller pursuant to this Agreement;
(iii)    the Excluded Assets, the Excluded Liabilities and any debts, claims, obligations or liabilities arising out of or in connection with the Purchased Assets or the development, construction, operation and maintenance of the Seller’s Initial System on or prior to the Closing;
(iv)    any claims by parties other than the Purchasers to the extent caused by acts or omissions of Seller on or prior to the Closing, including claims for Losses which arise or arose out of Seller’s development, construction, operation and maintenance of the Seller’s Initial System prior to the Closing;
(v)    any Applicable Laws relating to bulk sales of any jurisdiction applicable to the transactions contemplated herein, including the failure to comply with any such Applicable Laws; or
(vi)    without being limited by paragraphs (i) through (iv) above and without regard to the fact that any one or more of the items referred to in this Section 8.1(a)(v) may be disclosed in the disclosure schedules to this Agreement or in any documents included or referred to therein: (A) (x) any violation or alleged violation of, obligation imposed by, or liability or remediation under, any Environmental Law as a result of activities, events or

CH2\12311443.25

conditions or occurrences during the Lease Term, regardless of when the violation or alleged violation or obligation, liability or remediation arises, is conducted or is asserted (other than, in any such case to the extent that any such Losses were caused by either Purchaser or any of their Affiliates) or (y) the presence during the Lease Term at, on or under the Premises of any Hazardous Material introduced to the Premises by Seller, its Affiliates or any of their respective Representatives; and (B) any Taxes attributable to Seller with respect to the acquisition, development, construction, ownership, operation and maintenance of Seller’s Initial System for periods or portions of periods ending on or prior to the Closing, and interest and penalties thereon whether accruing prior to or following the Closing.
The indemnification provided for in this Section 8.1(a) will survive any investigation at any time made by or on behalf of the Purchasers and any knowledge or information that the Purchasers may have.
(i)    Indemnification by the Purchasers. Each Purchaser, jointly and severally, agrees to indemnify, defend and hold Seller, its Affiliates, and their respective officers, directors, attorneys and consultants (all of such Persons are collectively referred to herein as the “Seller Indemnified Parties”) harmless from and in respect of any and all Losses that any of them may incur arising out of, in connection with, relating to or caused by
(i)    any inaccuracy, breach or violation of (or in the event a third party alleges facts that, if true, would mean either Purchaser has breached):
(A)    any representation or warranty of the Purchasers contained in this Agreement (including any representations and warranties included in ARTICLE V of this Agreement) or in any agreement or certificate delivered by either Purchaser pursuant to this Agreement, in each case, without regard to any qualification contained in any such representation or warranty as to materiality or a material adverse effect (both for purposes of determining if any inaccuracy or breach occurred and for determining the amount and extent of Losses); or
(B)    any covenant, undertaking or other agreement of the Purchasers contained in this Agreement or in any agreement or certificate delivered by either Purchaser pursuant to this Agreement;
(ii)    the Purchased Assets from and after the Closing, the Assumed Liabilities and any debts, claims, obligations or liabilities arising out of or in connection with the Purchased Assets or the development, construction, operation and maintenance of the Seller’s Initial System after the Closing, except, in each case, for any Losses caused by Seller’s action or failure to act;
(iii)    any claims by parties other than Seller to the extent caused by acts or omissions of either Purchaser after the Closing, including claims for Losses which arise or arose out of either Purchaser’s development, construction, operation and maintenance of the Seller’s Initial System after the Closing, except, in each case, for any Losses caused by Seller’s action or failure to act; or

CH2\12311443.25

(iv)    without being limited by paragraphs (i) through (iii) above: (A) (x) any violation or alleged violation of, obligation imposed by, or liability or remediation under, any Environmental Law as a result of activities, events or conditions or occurrences after the Lease Term (other than, in any such case to the extent that any such Losses were caused by Seller or any of its Affiliates), or (y) the presence after the Lease Term at, on or under the Premises of any Hazardous Material; and (B) any Taxes attributable to either Purchaser with respect to the acquisition, development, construction, ownership, operation and maintenance of Seller’s Initial System for periods or portions of periods ending after the Closing Date, and interest and penalties thereon following the Closing.
The indemnification provided for in this Section 8.1(b) will survive any investigation at any time made by or on behalf of Seller and any knowledge or information that Seller may have.
(j)    Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing and will remain in full force and effect (i) in the case of the representations and warranties contained in Section 4.2(a), Section 4.6, Section 4.9, Section 4.13, Section 4.14, and Section 5.2 (the “Special Warranties”), until 60 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time; and (ii) in the case of all other representations and warranties, until the date which is eighteen (18) months following the Closing Date. For the avoidance of doubt, Sections 4.17 and 4.18 shall survive the Closing and remain in full force and effect thereafter. No claim for indemnification may be brought for a breach of a representation and warranty unless written notice of such claim is provided to the Indemnifying Party prior to the expiration of the survival period of such representation and warranty, it being understood that a claim for a specific breach of a representation and warranty that has been duly given within such applicable period shall continue past the applicable survival period until such claim is determined as provided in this Article VIII. The covenants and agreements of the Parties contained in this Agreement or in any instrument delivered pursuant hereto or in connection herewith will survive the Closing and will remain in full force and effect after the Closing in accordance with their respective terms.
(k)    Limitations on Indemnification.
(i)    Notwithstanding anything in this Agreement to the contrary, (A) Seller shall not be obligated to provide any indemnification for Losses under Section 8.1(a)(i)(A) hereof for breaches of representations and warranties, and (B) Purchasers shall not be obligated to provide any indemnification for Losses pursuant to Section 8.1(b)(i)(A) hereof for breaches of representations and warranties, unless the amount of Losses for which the Indemnifying Party or Indemnifying Parties are so required to indemnify for all breaches of representations and warranties under Section 8.1(a)(i)(A) or Section 8.1(b)(i)(A), as applicable, exceeds $250,000 in the aggregate (the “Threshold”), in which case the Indemnifying Party or Indemnifying Parties will be liable only for the amount of such Losses that exceeds the Threshold; provided, however, that the limitations in this Section 8.1(d) shall not apply to any indemnification obligations arising from a breach of the Special Warranties.

CH2\12311443.25

(ii)     Notwithstanding anything in this Agreement to the contrary, (A) Seller’s indemnification obligations for Losses under Section 8.1(a)(i)(A) hereof for breaches of representations and warranties shall not exceed an aggregate of $20,000,000, and (B) Purchasers’ indemnification obligations for Losses pursuant to Section 8.1(b)(i)(A) hereof for breaches of representations and warranties shall not exceed an aggregate of $20,000,000.
8.2    Notice and Opportunity to Defend.
(g)    Following the receipt of notice of any action, suit, proceeding, investigation or like matter that is asserted or threatened by a Person other than the Parties, their successors and permitted assigns, against a Purchaser Indemnified Party or a Seller Indemnified Party (any of the foregoing, an “Indemnified Party”) which assertion is an indemnifiable event pursuant to Section 8.1(a) or Section 8.1(b), the Indemnified Party shall notify the Party obligated to provide indemnification (an “Indemnifying Party”) promptly. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall, following acknowledgment by Indemnifying Party, without qualification, of its indemnification obligations as provided in this ARTICLE VII in writing to the Indemnified Party, be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Party in connection with the defense thereof; provided, however, the Indemnifying Party shall not be responsible for the reasonable fees and expenses of more than one law firm (unless local counsel reasonably may be required). The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof; provided, however, the Indemnifying Party shall not be responsible for the reasonable fees and expenses of more than one law firm (unless local counsel reasonably may be required). The Indemnified Party agrees to reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, and the Indemnifying Party’s counsel in the defense against any such asserted liability. The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability.
(h)    No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the written consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Applicable Law, (C) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could reasonably be expected to interfere with or adversely affect the business, operations or assets of

CH2\12311443.25

the Indemnified Party, or (D) in the case of Taxes, such settlement results in an increase in Tax liability for any Tax Period ending after the Closing Date.
(i)    Notwithstanding the foregoing, no Indemnifying Party shall be entitled to assume the defense of any third party claim (and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party or Indemnified Parties in defending such third party claim) if the third party claim seeks an Order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; provided, however, the Indemnifying Party shall not be responsible for the reasonable fees and expenses of more than one law firm (unless local counsel reasonably may be required). If such equitable relief or other relief portion of the third party claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. An Indemnifying Party shall not be required to indemnify an Indemnified Party with respect to any claim that was settled or compromised by an Indemnified Party without the consent of the Indemnifying Party to the extent such settlement or compromise is not reasonable.
8.3    Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made by Seller pursuant to this Agreement (whether paid directly by Seller) as an adjustment to the Purchase Price for federal, state, local or foreign income Tax purposes.
8.4    Exclusivity of Indemnification Remedies Following Closing. From and after Closing, the indemnification provided for in this Article VIII shall be the sole remedy of the Indemnified Parties in respect of any claim for monetary damages arising under or out of this Agreement or the transactions contemplated hereby; provided, however, that the foregoing limitation (i) shall not apply to Losses resulting from willful or intentional misrepresentations, fraud or willful breaches and (ii) shall not limit the rights of any Party to seek any remedy such Party may have at law or in equity, including specific performance, available to such Party before Closing to enforce the rights of such Party under this Agreement.
ARTICLE IX
TERMINATION

9.1    Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:
(j)    by the mutual written consent of Seller and each of the Purchasers;
(k)    by either Seller or the Purchasers if any Governmental Entity shall have issued an Order or ruling or taken any other action (which Order ruling or other action the Parties hereto shall use commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, ruling or other action shall have become final and non-appealable;

CH2\12311443.25

(l)    by Seller if (i) either of the Purchasers breaches or fails to perform or comply with any of its material covenants or agreements contained herein, or breaches any of the representations and warranties made by either of the Purchasers in any material respect, (ii) Seller has notified the Purchasers in writing of the breach, and (iii) the breach is incapable of being cured or has continued without cure for a period of ten days after the notice of breach;
(m)    by the Purchasers if (i) Seller breaches or fails to perform or comply with any of its material covenants or agreements contained herein, including, without limitation, the covenants set forth in Section 3.2, Section 6.1 and Section 6.2, or breaches any of the representations and warranties made by Seller in any material respect, (ii) the Purchasers have notified Seller in writing of the breach and (iii) the breach is incapable of being cured or has continued without cure for a period of ten days after the notice of breach; or
(n)    by either the Seller or either of the Purchasers if the Closing has not occurred on or prior to June 30, 2013, unless on or before June 30, 2013, either Purchaser has commenced the process to compel specific performance by the Seller under this Agreement, provided that Seller’s right to terminate this Agreement under this provision shall only be suspended while such action for specific performance is pending in trial court or appellate court, provided further that Seller’s right to terminate this Agreement shall continue to be suspended if specific performance is ordered by a court of competent jurisdiction pursuant to Section 9.2 below;
provided, however, that the Party seeking termination pursuant to clause (b), (c) or (d) (i.e., either Purchaser if the Purchasers are seeking termination, or Seller if Seller is seeking termination) is not in breach in any material respect of any of their or its material representations, warranties, covenants or agreements contained in this Agreement.
9.2    Procedure and Effect of Termination.
(a)    In the event of the termination and abandonment of this Agreement by Seller or the Purchasers pursuant to Sections 9.1(b), 9.1(c), 9.1(d), or 9.1(e) hereof (in addition to the rights set forth in Section 9.2(b) below), written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made. If the transactions contemplated by this Agreement are terminated as provided herein:
(i)    each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and
(ii)    the parties agree that the Purchase Option Letter Agreement, without any amendment pursuant to the Option Amendment, as well as the Periodic Fee Agreement shall remain in full force and effect according to their respective terms; and
(iii)    the Option Amendment shall terminate and be of no further force or effect.

CH2\12311443.25

(b)    In the event of a termination by Purchasers under Section 9.1(d) for Seller’s breach or failure to perform or comply with any of its material covenants or agreements contained herein, the Parties agree that it is impossible to measure in money the damages which will accrue to the Purchasers, and that the Purchasers will be irreparably harmed by Seller’s breach of its covenants hereunder. In the event of Seller’s breach or failure to perform or comply with any of its material covenants or agreements contained herein, if (i) the Purchasers are ready, willing and able to close the transactions contemplated by this Agreement and (ii) all of the conditions to the obligation of Seller to consummate the transactions set forth in this Agreement have been satisfied (other than conditions which can be satisfied only by the delivery of certificates or other documents at the Closing or conditions within the control of Seller or its Affiliates), then the Purchasers may, in their discretion, waive any or all such breaches and failure to perform or comply with any of Seller’s material covenants or agreements contained herein or institute an action for, and shall be entitled to, specific performance to require Seller to take all actions necessary to close the sale of the Purchased Assets to Purchasers for the Purchase Price pursuant to the terms of this Agreement. Seller affirmatively acknowledges the Purchasers’ right and entitlement to specific performance as set forth in the previous sentence. Seller will not oppose any claim by the Purchasers for specific performance in accordance with this Section 9.2(b) and waives any claim or defense that the Purchasers have an adequate remedy at law. Seller shall not be obligated to waive the defenses and claims provided for in the preceding sentence if a petition in bankruptcy is filed by or for Boyd Gaming and any such petition is not dismissed within ninety (90) calendar days, or a receiver for all or part of Boyd Gaming business shall be appointed by any State or Federal Court and such appointment of receiver is not vacated within ninety (90) days of being made. Seller acknowledges that Purchasers’ remedy set forth in this Section 9.2(b) is in addition to its ability to terminate this Agreement in accordance with Section 9.1(d).
(c)    If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article IX (other than pursuant to Section 9.2(b) above), this Agreement shall become void and of no further force or effect, except for the provisions of Sections 10.4 – 10.15 and this Section 9.2.
(d)    Other than Purchasers’ ability to seek specific performance to cause Seller to close the sale of the Purchased Assets pursuant to Section 9.2(b) above, Purchasers’ sole remedy for any breach by Seller of any of the provisions of this Agreement or any failure to satisfy any condition set forth in Section 7.1 shall be termination of this Agreement as provided in Section 9.1 hereof. For the avoidance of doubt, in the event this Agreement is terminated for any reason, with the exception of the right of specific performance set forth in Section 9.2(b) above, (i) no Party shall have any liability or other obligation to any other party as a result of executing this Agreement, (ii) the Purchase Option Letter Agreement, without any amendment pursuant to the Option Amendment, as well as the Periodic Fee Agreement shall remain in full force and effect according to their respective terms, and (c) the Option Amendment shall terminate and be of no further force or effect, except that, as provided therein, Seller shall be entitled to keep the Option Amendment Fee (as defined the Option Amendment).
ARTICLE X
MISCELLANEOUS

CH2\12311443.25

10.1    Amendment and Modification. Subject to Applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of Seller and each of the Purchasers.
10.2    Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by FedEx or a similar overnight courier, or when delivered by email; or (b) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clause (a), above), in each case, to the Party for whom intended, at the address, email address or facsimile number for such Party set forth below (or at such other address, email address or facsimile number for a Party as shall be specified by like notice, provided, however, that any notice of change of address, email address or facsimile number shall be effective only upon receipt):
(i)    if to the Purchasers, to:
Boyd Gaming Corporation
3883 Howard Hughes Parkway
9th Floor
Las Vegas, Nevada 89169
Telephone No.: 702-792-7234
Email: joshhirshberg@boydgaming.com
Facsimile No.: 702-792-7335
Attention:    Chief Financial Officer

and

Echelon Resorts LLC
3883 Howard Hughes Parkway
9th Floor
Las Vegas, Nevada 89169
Telephone No.: 702-888-8118
Email: kevinsullivan@boydgaming.com
Facsimile No.: 702-549-2603
Attention:    Chief Administration Officer
with copies to:
Boyd Gaming Corporation
3883 Howard Hughes Parkway
9th Floor
Las Vegas, Nevada 89169
Telephone No.: 702-792-7281
Email: brianlarson@boydgaming.com
Facsimile No.: 702-792-7335

CH2\12311443.25

Attention:    General Counsel
and
Schiff Hardin LLP
901 K Street N.W., Suite 700
Washington D.C., 20001
Telephone No.:202-778-6450
Email:         tingoldsby@schiffhardin.com
Facsimile No.: 202-778-6460
Attention:    Thomas M. Ingoldsby
(j)    if to Seller, to:
LVE Energy Partners, LLC
5429 Harding Highway, Building 500
Mays Landing, New Jersey 08330
Telephone No.: 609-837-8025
Email: fdicola@dcoenergy.com
Facsimile No.: 609-837-8030
Attention:    President and Chief Executive Officer
with copies to:
DCO Energy, LLC
Brickworks Office Park
5429 Harding Highway
Building 500
Mays Landing, NJ 08330
Telephone No.: 609-837-8099
Email: fdicola@dcoenergy.com
Facsimile No.: 609-837-8030
Attention: Frank DiCola
and
Edward J. Graham
President
South Jersey Industries, Inc.
One South Jersey Plaza
Route 54
Folsom, NJ 08037
Telephone No.: 609-561-9000
Email: egraham@sjindustries.com
Facsimile: 609-561-8225

CH2\12311443.25

and

Cozen O’Connor
457 Haddonfield Road, Suite 300
Cherry Hill, NJ 08002
Telephone No.: 856-910-5007
Facsimile: 856-910-5075
Email: imegdal@cozen.com
Attention: Ira Megdal
10.3    Counterparts; Delivery. This Agreement may be executed in counterparts and multiple originals, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. Each executed signature page to this Agreement and to each agreement and certificate delivered by a Party pursuant to this Agreement may be delivered by any of the methods described in Section 10.2 hereof, including via facsimile or email of a “.pdf” signature page, provided that such delivery is effected in accordance with the notice information provided for in Section 10.2 hereof. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
10.4    Entire Agreement; Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Exhibits, the Confidentiality Agreement made as of October 9, 2009 between Seller, Purchasers and the other parties named therein, as amended, the Purchase Option Letter Agreement, as amended, and the Periodic Fee Agreement and the disclosure schedules to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b), except as provided herein, are not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder
10.5    Severability. If any term, provision, covenant or restriction of this Agreement is held by a Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
10.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to contracts to be made and

CH2\12311443.25

performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
10.7    Jurisdiction. Each of the Parties hereto hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the courts of the State of Nevada (collectively, the “Nevada Courts”), preserving, however, all rights of removal to any federal court located in Las Vegas under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each Party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the Parties hereto agrees that each of the other Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Nevada Courts in any other court or jurisdiction.
10.8    Service of Process. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.7 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.2 hereof. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.
10.9    Recovery of Fees by Prevailing Party. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the Party which does not prevail in such litigation, as determined by the court in a final judgment or decree, shall pay to the prevailing Party all costs, expenses and reasonable attorneys’ fees incurred by the prevailing Party, including such costs, expenses and fees of any appeals. If the prevailing Party shall recover judgment in any action or proceeding, its costs, expenses and reasonable attorneys’ fees shall be included as part of such judgment.
10.10    Specific Performance. Seller acknowledges and agrees that in the event of any breach of this Agreement, the Purchasers would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (a) Seller will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) the Purchasers shall be entitled, in addition to any other remedy to which the Purchasers may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 10.7 hereof.
10.11    Assignment. Except as provided in this Section 10.11, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, however, that (i) each Purchaser may assign any or all of its respective rights, interests and obligations hereunder to (a) one or more of its respective Affiliates (in which case such assigning Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), or (b) any purchaser of all or substantially all of the assets, capital stock or business (through a merger, consolidation or acquisition of stock or assets or similar

CH2\12311443.25

transaction) of either Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. The Purchasers each expressly consent to Seller’s assignment of this Agreement and the rights, interests and obligations hereunder to Seller’s Lenders as collateral for Seller’s obligations to such Lenders.
10.12    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
10.13    Headings. Headings of the Articles and Sections of this Agreement, the Table of Contents, Index of Schedules and the Index of Exhibits are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.
10.14    Waivers. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
10.15    Schedules and Exhibits. The disclosure schedules to this Agreement and all Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed as of the date first written above.

LVE ENERGY PARTNERS, LLC By: /s/ Frank DiCola Name: Frank DiCola Title: Chairman of the Executive Committee
ECHLEON RESORTS, LLC, a Nevada limited liability company By: /s/ Brian A. Larson Name: Brian A. Larson Its: Senior Vice President and Secretary
BOYD GAMING CORPORATION, a Nevada corporation By: /s/ Brian A. Larson Name: Brian A. Larson Its: Executive Vice President, Secretary and General Counsel

CH2\12311443.25